Exhibit 5.1



				    May 3, 1995


	  Securities and Exchange Commission
	  Division of Corporation Finance
	  450 Fifth Street, N.W.
	  Washington, D.C.  20549

	  Gentlemen:

	       We have acted as counsel to Trion, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, covering an aggregate of 285,000 shares (the "Shares") of the Company's Common Stock, par value $.50 per share ("Common Stock"), issuable pursuant to the Trion, Inc. 1995 Stock Incentive Plan (the "Stock Incentive Plan").

	       We are familiar with the Registration Statement and the Stock Incentive Plan and we have made such other investigation and examined such other instruments and documents as we deem necessary to express the following opinion. On the basis of the foregoing, we are of the opinion that:

	       (1) The Company is duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania and has an authorized capital consisting of 20,000,000 shares of Common Stock.

	       (2) The Shares have been duly authorized and reserved for issuance pursuant to the Stock Incentive Plan, and, when issued in accordance with the provisions thereof, the Shares will be validly issued, fully paid and nonassessable.

	       We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

						Yours truly,

						KIRKPATRICK & LOCKHART LLP






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